EXHIBIT 10.4

Dated 24th December 1994

DIGITAL EQUIPMENT CO. LIMITED

- and -

LEARNING TREE INTERNATIONAL LIMITED

UNDERLEASE

premises known as office (west wing)

at Unit 18 Mole Business Park Leatherhead Surrey

STAAL & CO.,

7TH FLOOR, 150 THE MINORIES, LONDON EC3N 1LS

Telephone: 0171 264 2180

Facsimile: 0171 264 2059

Ref: RJS\CJR\1335.LSE\lease1\11.6.98

UNDERLEASE made the 24th day of December One thousand nine hundred and ninety- nine

PARTIES

The Landlord:	DIGITAL EQUIPMENT CO. LIMITED whose registered office is situate at Plumtree Court London EC4A 4HT

The Tenant:	LEARNING TREE INTERNATIONAL LIMITED whose registered office is at Unit 18 Mole Business Park Leatherhead Surrey

DEFINITIONS:

1. IN this Deed unless the context otherwise requires:

A.	the following expressions shall have the following meanings respectively:-

(1)	“Landlord” shall include the person for the time being entitled to the reversion immediately expectant upon the determination of the term hereby created

(2)	“Tenant” shall (but without prejudice to the application and operation of section 79 of the Law of Property Act 1925) include the person in whom the term hereby created is from time to time vested whether by assignment devolution in law or otherwise

(3)	“Lessor” shall include a Superior Lessor or person for the time being entitled in reversion immediately expectant upon the tenancy granted by this deed and “the Lessee” shall include the successors in title of the Lessee

(4)	“Superior Landlord” shall mean Postel Properties Limited whose registered office is situate at Equitable House 47-51 King William Street London EC4R 9DD and its successors in title

(5)	“Superior Lease” shall mean a Lease dated the 7th January 1987 and made between the Superior Landlord (1) and the Landlord (2)

(6)	“Building” shall mean the Building described in part one of the First Schedule

(7)	“Property” shall mean the property described in Part Two of the First Schedule together with all permitted additions and alterations at any time and from time to time made to it and all fixtures and fittings of every kind which shall from time to time be in or upon the Property (whether originally affixed or fastened to or upon the same or otherwise) except tenant’s and trade fixtures

(8)	“Estate” shall mean the estate known as Mole Business Park Leatherhead in the County of Surrey shown edged blue on Plan A together with any additions which may be made thereto from time to time

(9)	“Common Parts” means the Reception Area, forecourts car park and roof terrace landscaped areas manhole covers entrance halls landings lift lift-shaft staircases passages toilets and other areas which are from time to time during the Term provided by the Landlord for common use and enjoyment by the tenants or occupiers of the Building (and where applicable the Estate) and all persons expressly or by implication authorized by them

(10)	“Other Buildings” means all structures including garages walls or buildings now or at any time during the Term erected on the Estate or any adjoining or neighboring property to the Estate

(11)	“Pipes” means all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues and all other conducting media including any fixings louvres cowls and any other ancillary apparatus

(12)	“Service Charge Percentage” shall mean 21.76% subject to the provisions at Clause 6 of Part A of the Fifth Schedule

(13)	“Inherent Defects” means the defect in the Building which is attributable to the roof of the courtyard area to the Building described in the extract Schedule attached hereto

(14)	“Initial Provisional Service Charge” shall mean £41,126.40 per annum

(15)	“Insured Risks” shall mean the following risks namely risks in respect of loss of rent for a period of three years and professional fees loss or damage by fire lightning explosion aircraft (other than hostile aircraft) and other aerial devices or articles dropped there from earthquake riot civil commotion and malicious damage storm or tempest flood bursting or overflowing of water tanks apparatus or pipes impact by road vehicles and all such other risks and contingencies as the Superior Landlord or the Landlord may reasonably deem desirable in the interests of proper estate management but not third party or employer’s liability

(16)	“Determination of the Term” shall mean the cessation of the term by effluxion of time or by forfeiture pursuant to the right of re-entry in this deed or by judgment of a court or by surrender of this lease offered by the Tenant during the term and accepted by the Landlord or by frustration or otherwise

(17)	“Basic Rate” shall mean two per cent. per annum above the base rate of National Westminster Bank PLC from time to time

(18)	“Landlord’s Surveyor” shall mean a representative of the Landlord or a chartered surveyor in private practice engaged by the Landlord from time to time for the purposes of this Lease

(19)	“VAT” shall mean Value Added Tax or any tax of a similar nature which may be substituted therefore or levied in addition thereto

(20)	“Use Covenants” shall mean the covenants in connection with user set out in the Sixth Schedule hereto

(21)	“Plan” means Plan A and where applicable Plan B Plan C

(22)	“Term” means from until 2010

(23)	“Lease” means this Underlease

(24)	“Authorized Guarantee Agreement” means an Agreement containing the provisions set out in the Seventh Schedule hereto

(25)	“Review Date” means either or as the context permits both 16th December 2000 or 16th December 2005

(26)	“Reception Area” means the reception area amounting to 1388 sq. ft. shown on Plan Ci hereto and colored yellow

		(27)	Rent First Reserved” means the Annual Rent first reserved at clause 4 hereof

		(28)	“First Schedule of Condition” means the Schedule of Condition annexed to an underlease dated 29th June 1995 and made between the Landlord and the Tenant

		(29)	“Second Schedule of Condition” means the Schedule of Condition annexed to this lease

		(30)	“Schedules of Condition” means the First Schedule of Condition and the Second Schedule of Condition

		(31)	“First Anniversary” means 13th April 1999

		(32)	“Second Anniversary” means 13th April 2000

B.	(1)	Any reference to an enactment (whether generally or specifically) shall be construed as a reference to that enactment as amended extended reenacted or applied by or under any other enactment and shall include all instruments orders plans regulations permissions and directions made or issued there under or deriving validity there from

	(2)	Whenever the expression “Tenant” shall include more than one person whether or not original parties to this deed then the covenants in this deed expressed to be made by “Tenant” shall be deemed to be made by such persons jointly and severally

	(3)	All rights powers and other matters excepted and reserved out of this demise or otherwise granted or permitted to the Landlord by the provisions of this deed shall be deemed to be so excepted and reserved in favour of or granted or permitted to the Landlord

	(4)	References to any right of the Landlord to have access to the Premises shall be construed as extending to any Superior Landlord and any mortgagee of the Premises and to all persons authorized by the Landlord and any superior landlord or mortgagee (including agents professional advisers contractors workmen and others) where such superior lease or mortgage grants such rights of access to the superior landlord or mortgagee

	(5)	Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person if that person is acting with the consent or knowledge of the Tenant

	(6)	Any provisions in this Lease referring to the consent or approval of the

Landlord shall be construed as also requiring the consent or approval of any mortgagee of the Premises and any Superior Landlord where such consent shall be required but nothing in this lease shall be construed as implying that any obligation is imposed upon any mortgagee or any Superior Landlord not unreasonably to refuse any such consent or approval

(7)	References to “consent of the Landlord” or words to similar effect mean a consent in writing signed by or on behalf of the Landlord and to “approved” and “authorized” or words to similar effect mean (as the case may be) approved or authorized in writing by or on behalf of the Landlord

(8)	References to “the last year of the Term” include the last year of the Term if the Term shall determine otherwise than by effluxion of time and references to ‘the expiration of the Term’ include such other determination of the Term

(9)	References to the term “Lease” shall include the term “Underlease” (and vice-versa) and references to the term “Underlease” shall include the term “Lease” or “Sub-Underlease”

DEMISE

2. THE Landlord DEMISES to the Tenant the Property for the Term

RIGHTS INCLUDED AND EXCEPTED

3.	(a)	THE rights and privileges set out in the Second Schedule are included in the demise and are exercisable in common with the Landlord and all other persons entitled to them

	(b)	The rights privileges and other matters set out in Part 1 of the Third Schedule are excepted and reserved from the demise

	(c)	This demise is subject to the rights privileges covenants and other matters set out in Part 2 of the Third Schedule

	(d)	Nothing in this deed shall confer on the Tenant any liberty privilege easement right or advantage whatsoever mentioned or referred to in section 62 of the Law of Property Act 1925 save those expressly set out in this deed

RENT

4. DURING the whole of the Term the Tenant shall pay by way of rent the aggregate of the following:-

FIRST	from the term commencement date to the date immediately before the First Anniversary the annual rent of £87,740 from the First anniversary to the date immediately before the Second Anniversary £125,096 and from the Second Anniversary the annual rent of £162,451.00 (or such other sum as shall become payable under the provisions of Clause 8 of this Deed)

SECONDLY	the Service Charge Percentage of the service expenses as defined in and in accordance with the provisions of the Fourth Schedule

THIRDLY	the Service Charge defined in and payable in accordance with the Fifth Schedule

FOURTHLY	any VAT payable by virtue of this Lease and any General Rates, Water Rates or Uniform Business rates or other payments referred to at Clause 5(2) hereof

FIFTHLY	the notional rent for the Reception Area set out in the Eighth Schedule hereof The annual rent first reserved being payable (by bankers’ standing order should the Landlord so require) by equal quarterly installments in advance on the usual quarter days in each year or on the day on which clearing banks are open for business immediately preceding such dates should any of them not be such a day the fist installment or a proportionate part thereof to be paid on the date hereof and to be in respect of the period from the date hereof to the quarter day next hereafter occurring All such sums hereinbefore mentioned to be paid without any deduction whatsoever (other than such as may for the time being be required by law to be made)

TENANT’S COVENANTS

5. THE Tenant agrees with the Landlord to perform and I observe the following covenants:-

(1)	(a)	To pay the rents and other sums hereinbefore reserved at the times and in the manner set out or as provided above without any deduction except as provided above

	(b)	(i)	If the Tenant shall fail for a period exceeding “the grace period” as hereinafter defined to pay to the Landlord any money payable by the

Tenant to the Landlord pursuant to any of the Tenant’s covenants contained in this deed (including the covenant to pay the rents hereby reserved) to pay interest on such money at the Basic Rate as well after as before any judgment calculated and accruing on a daily basis from the date such money becomes due up to and including the date of actual payment thereof

	(ii)	For the purposes of this sub-clause (b) “the grace period” shall commence on the date on which the payment in question falls to be made hereunder and shall end:-

(a) in the case of the rent firstly hereinbefore reserved seven days after such date; and

(b) in any other case twenty-one days after such date

(2)	(a)	To pay on demand to the Landlord the Service Charge Percentage of all existing and future rates (with the exception of General Rates Uniform Business Rates or Water Rates from the Tenant for the Building) and any assessments charges and outgoings of every kind (whether or not recurring and whether of an existing or novel nature) payable by law in respect of the Building or any part of it by the owner lessor lessee or occupier of it to the extent that the same are payable by any other lessee or occupier or to the extent that the some are out by any dealings with the Landlords revision. To pay on demand to the Landlord the Service Charge Percentage of all existing and future rates assessments charges and outgoings of the same kind as those mentioned in paragraph (a) above payable by law in respect of such parts of the Estates which are used in common by the Tenant and other occupiers on the Estate whether or not together with other property and whether payable by the owner lessor lessee or occupier thereof.

	(c)	To pay on demand to the Landlord 23.92 percent of all General Rates or Uniform Business Rates and Water Rates or any assessments or payments substituted therefore made in relation to the Building if the premises are not separately assessed for the same.

	(d)	To pay on demand to the Landlord the Service Charge Percentage of all charges

	(e)	for gas, electric and water (including meter rents and standing charges) consumed n the Building

(3)	At all times to repair and keep the Property and its appurtenances in good and substantial repair and condition throughout the term PROVIDED THAT in so far as the Schedules of Condition relate to the Property and show items of disrepair the

Tenant shall not be liable to repair the same to a standard greater than the state of repair and condition shown in the Schedules of Condition and the Tenant shall not be liable to make any repairs caused as a result of the Inherent Defect

(4)	In 2002 and every fifth year of the Term thereafter and in any event in the period of twelve months immediately preceding the Determination of the Term (but never more than once in any period of twelve months) in a proper and workmanlike manner to prepare and paint all the inside wood metal and other parts of the Property usually or requiring to be painted with not less than two coats of good quality paint and so that such internal painting in the last year of the Term shall be of a tint or color approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) AND in like manner to prepare and whitewash color-wash distemper grain varnish or wax and otherwise decorate with good quality materials all internal parts of the Property as the same are now or ought to be so treated And as often as may be necessary to clean and treat in a suitable manner for its maintenance in good condition all the inside wood and metal work and stone not required to be painted or polished or distempered and to clean all tiles faiences glazed bricks and similar washable surfaces and so that in the last year of the Term the tints colors and patterns of all such works of internal decoration shall be approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed)

(5)	(a)	Not to make or suffer or permit to be made any improvements in respect of the Property nor to erect any other building structure pipe wire or post upon the Property or make or suffer to be made any internal or external alteration in or addition to it or cut maim or injure or suffer to be cut maimed or injured any of its roofs walls girders timbers ceilings floors wires pipes drains boundary fences or walls or appurtenances or make or suffer to be made any gate or window or door or opening in it and to report in writing to the Landlord any defects in or wants of repair to the Property or any part of it within a reasonable time of the Tenant becoming aware of it and not to commit or permit or suffer any waste spoil damage overloading of floors or ceilings or destruction in or upon the Property

	(b)	Notwithstanding the terms of paragraph (a) of this sub-clause not to make or suffer or permit to be made any alteration in or addition to the Property without submitting to the Landlord plans and specifications of any proposed alteration or addition and obtaining the Landlord’s written approval of them (such approval not to be unreasonably withheld or delayed in respect of alterations or additions which do not materially affect the structure or exterior of the Property)

	(c)	Not save for any internal non-load bearing demountable partitions (for which Landlords consent will not be required but for which Superior

Landlords consent may be required) to erect or alter any partitions in the Property which may or so place any furniture fittings equipment or other furnishings in the Property as to materially adversely affect the performance of the heating and air conditioning system in the Property

(6)	Not to allow to pass into the sewers drains or watercourses serving the Property or any adjoining or neighboring premises any noxious or deleterious effluent trade effluent or other substance which may cause an obstruction in or injure the said sewers drains or watercourses nor discharge effluent of any description into any surface water sewerage system and in the event of any such obstruction or injury forthwith to remove such obstruction and to make good all damage to the reasonable satisfaction of the Landlord’s surveyor within a reasonable time of becoming aware of the same

(7)	At all times during the Term and at the Tenant’s own cost to do and execute or cause to be done and executed all works (whether improvements or repairs) to do all things and to comply with all requirements which under or by virtue of any enactment in force now or in the future are or shall be directed or necessary to be done executed or performed upon or in respect of the Property or any part of it or in respect of its user by the owner lessee or occupier of it the employment or residence there of any person or any fixture machinery plant or chattel in the Property and (to the same extent) at all times to indemnify and keep indemnified the Landlord and the Landlord’s estate and effects against all claims demands expenses damages penalties and liability in respect of such matters And to refund to the Landlord all costs charges and expenses incurred by the Landlord in executing all such works mentioned above or in carrying out any works remedying any matter or complying with any requirement relating to the Property in obedience to a notice served by any local public or statutory authority or other competent person

(8)	To permit the Landlord the Superior Landlord and anyone authorized by the Landlord at all reasonable times (and on seven days prior written notice) to enter and view the state and condition of the Property or its actual user and to take schedules or inventories of the fixtures and fittings there and within three months (or sooner in the case of emergency) after the Landlord or the Landlord’s agents or surveyors shall have given to the Tenant or left at the Property a notice in writing of any defects decays or wants of repair found there well and substantially to repair and make good the same in accordance with the Tenant’s covenants And if the Tenant shall fail to comply with the requirements of any such notice or shall make default in the performance of any of the Tenant’s covenants it shall be lawful for the Landlord or for the Landlord’s contractors agents and workmen (but without prejudice to the right of re-entry contained in this deed) to enter the Property to execute such works as may be necessary to comply with every such notice or the said covenants And in the event of the Landlord so entering the Property and carrying out such works then the Tenant shall pay to the Landlord on demand the costs and expenses of and incidental to such works (including solicitors’ costs and surveyors’ and other professional fees) notwithstanding that the carrying out of such works may cause obstruction annoyance or inconvenience to the Tenant or other occupiers of the Property PROVIDED THAT neither the Landlord nor anyone else so entering shall be liable for any disturbance inconvenience or loss of business or other damage to the Tenant resulting from any such entry or the carrying out of such works or other things but shall endeavor to minimize such disturbance and inconvenience

(9)	(a)	Not to do or permit or suffer on the Property or any part of it any act matter or thing whatsoever which may be or tend to be a nuisance annoyance or disturbance or cause or tend to cause damage to the Landlord or the owners tenants lessees or occupiers of the Estate or of any adjoining or neighboring premises and

	(b)	Not to do or permit or bring in or upon the Property anything which may put on the Property any weight or impose strain in excess of that which the Property is calculated to bear with due margin for safety

(10)	Not to use or permit or suffer the Property or any part of it to be used for any illegal or immoral purposes

(11)	(a)	Not without the written consent of the Landlord to affix erect attach or exhibit or permit or suffer so to be upon any part of the exterior or in the windows of the Property any placard poster notice advertisement name or sign whatsoever PROVIDED that the name and logo of the Tenant and the nature of the trade business or profession carried on there by the Tenant may be displayed in such manner and in such form and character as shall be reasonably determined in writing by the Landlord having due regard for the Tenant’s requirements

	(b)	With the consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to display on the Estate Board provided for that purpose by the Landlord the name of the Tenant and the nature of the Tenant’s business in a form to be reasonably determined by the Landlord

(12)	Not to hold or permit or suffer to be held any sale by auction in the Property

(13)	Not to share or license the occupation of the whole or any part of the Property for all or any part of the Term with or to anyone whomsoever PROVIDED THAT the Tenant shall be permitted to share occupation of the Property with any other company or companies being within the same group (as defined by Section 42(1) of the Landlord and Tenant Act 1954) as the Tenant provided that no relationship of landlord and tenant is thereby created and for so long only as that company or companies remain within the same Group aforesaid

(14)	(a)	Not to assign underlet charge or otherwise part with possession of part only of the Property

	(b)	Not without the prior consent in writing of the Landlord not to be unreasonably withheld to assign the Property as a whole

	(c)	Not to transfer demise underlet or otherwise part with possession of the whole of the Property for all or any part of the Term without having obtained within three months immediately prior to such dealing the license in writing of the Landlord which (subject as provided below) shall not be unreasonably withheld or delayed PROVIDED ALWAYS that it shall be lawful for the Landlord to withhold any such license unless before any such assignment or underlease shall be executed or possession shall be given to the intended assignee or underlessee the Tenant shall procure the execution of and deliver to the Landlord a deed to be prepared by the Landlord’s solicitors at the cost of the Tenant containing a covenant by the intended assignee or underlessee directly with the Landlord to perform and observe during the Term assigned or granted to the assignee or underlessee the covenants (including this present covenant) by the Tenant and conditions contained in this deed (save in the case of an underlease to pay the rent reserved in this deed) in the same manner as if such covenants and conditions were repeated in extenso in such deed with the substitution of the name of the intended assignee or underlessee for the name of the Tenant and with such other alterations as the deaths of parties or as other circumstances shall render necessary AND PROVIDED ALSO that the Landlord’s consent in the same manner and subject to the same conditions and provisos as set out in this sub-clause shall be necessary for every under letting under which the underlessee is to take up occupation of the Property or any part of it

	(d)	PROVIDED FURTHER that if the Landlord shall reasonably so require a guarantor acceptable to the Landlord shall be obtained who shall join in such license as surety for such intended assignee in order to covenant with the Landlord as surety that such intended assignee will pay the rent and perform and observe the covenants and conditions in this deed and to indemnify and save harmless the Landlord against all loss damage costs and expenses arising by reason of any default by such intended assignee AND such covenant shall further provide that any neglect or forbearance of the Landlord shall not release or exonerate any such surety AND shall further provide for the surety to accept a new lease of the Property upon disclaimer of this deed by the intended assignee or on its behalf or forfeiture by the Landlord if so required by the Landlord within three months of such disclaimer or forfeiture and shall further provide for the intended assignee within Fourteen (14) days of the death of the surety or of the surety becoming bankrupt or having a receiving order made against him or being a company entering into liquidation or otherwise ceasing to exist to give written notice thereof to the Landlord and if so required by the Landlord at the intended assignee’s expense within Twenty-eight (28) days of such request to procure some other person acceptable to the Landlord to execute a guarantee in the form specified above Such new lease to be for the residue then unexpired of the Term hereby granted and at the rent payable and subject to the same lessee’s covenants and to the same provisos and conditions as those in force immediately before such disclaimer or forfeiture and to be granted at the cost of the surety in exchange for a counterpart duly executed by the surety

(e)	Notwithstanding anything contained in this Lease the Landlord shall be entitled in its absolute discretion to withhold consent to any proposed assignment of the Property in any one or more of the following circumstances:-

(i)	rent or other sums due under this Lease are in arrears; or

(ii)	proceedings have been issued and not withdrawn or settled in respect of a breach or alleged breach of any of the covenants or conditions on the part of the Tenant contained in this Lease; or

(iii)	an Authorised Guarantee Agreement duly executed and completed by the Tenant has not been delivered to the Landlord; or

(iv)	the proposed assignee cannot show that it had net profits before tax (as stated in its accounts prepared and published in accordance with the Companies Act 1985 and 1989 and relevant statements of accounting practice in the case of a limited company or in any other case calculated in accordance with recognized accounting and auditing procedures) for the preceding three completed financial years of the person firm company or other body or entity being the proposed assignee immediately preceding the date of application for consent to the assignment which exceed the aggregate amounts of the rents first secondly and thirdly hereby reserved unless the proposed Assignee is able to provide such other form of guarantee or security as the Landlord shall reasonably require; or

(v)	the Tenant has not paid the Landlord’s and the Landlord’s Solicitors proper costs and disbursements including Value Added Tax in connection with the application for such consent and the license to assign.

(f)	Notwithstanding any provision in this Lease the Landlord shall not be obliged to consent or agree to any variation of the terms of this Lease that would result in any former tenant or guarantor being released from liability.

(15)	All underleases shall be in a form containing covenants and provisions similar to those in this deed so far as applicable and in particular (unless the term of any such underlease shall expire before the next ensuing rent review date provided for in this deed) any such underlease shall provide for the rent reserved thereby to be reviewed by reference to the open market rental value of the premises comprised in any such underlease on the rent review dates set out in this deed

(16)	Without prejudice to the generality of paragraph (15) of this sub-clause on the grant of any permitted underlease to obtain in such deed and subsequently at all times to enforce performance and observance of covenants on the part of the underlessee as follows:-

(a)	an absolute covenant not to assign underlet or part with possession of any part nor share or license the occupation of the whole or any part of the sub-demised premises

(b)	a qualified covenant not to assign or underlet the whole of the sub-demised premises without the licence in writing of the lessor (the grant of which shall be subject to the same provisos as are set out above in this sub-clause) nor without any necessary licence in writing of a superior lessor

(c)	a covenant that the underlessee will cause to be inserted in every subunderlease whether immediate or derivative covenants on the part of the relevant subunderlessee corresponding to the covenants numbered (a) and (b) above and that the underlessee will at all times enforce them

(d)	and also the provision (mutatis mutandis) of clause 14 (e)

(17)	Without prejudice to Clause 5(16) to enforce the due performance and observance by the underlessee of all covenants conditions and obligations binding on the underlessee in any permitted underlease

(18)	Not without the written consent of the Landlord (which shall not be unreasonably withheld or delayed) to accept a surrender of or vary or waive any of the terms of any permitted underlease

(19)	Notwithstanding anything contained in this deed the Tenant shall not create or permit the creation of any interest derived out of the Term granted by this deed howsoever remote or inferior upon the payment of a fine or premium or at less than the 111 open market rent (obtainable without taking a fine or premium) of the Property or any part of it and shall not create or permit the creation of any such derivative interest save by instrument in writing containing the same absolute prohibition as in this Clause 5(19)

(20)	To pay a fair proportion (to be determined by the Superior Landlord’s Surveyor or at the Landlord’s discretion the Landlord’s surveyor acting reasonably for the time being which determination shall (in the absence of manifest error) be conclusive) of the expenses incurred in respect of repairing maintaining renewing rebuilding decorating lighting and cleansing all party structures sewers drains channels sanitary apparatus pipes wires cables passageways entrance ways roads pavements gardens spaces and other things the use of which is common to the Property the Building and to other premises on the Estate

(21)	To permit the Landlord and anyone authorized by the Landlord at all reasonable times during the Term on seven days prior written notice to enter the Properly and to execute any works of repair maintenance renewal cleansing alteration or other works (none of such works being demolition reconstruction or substantial work of construction within Section 30(1) (f) of the Landlord and Tenant Act 1954) of or to the Estate or to any adjacent or neighboring premises or for any of the purposes referred to in the last foregoing sub-clause or for the purpose of providing the services referred to in the Fourth Schedule hereto or for any other necessary or reasonable purpose whatsoever And so far as any defects remedied or works done by the Landlord may be included in the Tenant’s covenants to repair set out above then the costs incurred shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action Provided that the Landlord shall make good to the reasonable satisfaction of the Tenant all damage to the Property caused by such works And provided further that (save where the same are included in the Tenant’s said covenants and the Tenant shall at the date of such entry be in breach thereof) neither the Landlord nor anyone else so entering shall be liable for any disturbance inconvenience loss of business or other damage to the Tenant resulting from any such entry or the carrying out of such works or other things

(22)	(a) To pay and indemnify the Landlord against all reasonable and properly incurred expenses including solicitors’ costs and surveyors’ fees incurred by the Landlord incidental to the preparation and service of a notice under section 146 or section 147 of the Law of Property Act 1925 or incurred by the Landlord in or in contemplation of proceedings under sections 146 or 147 of that Act (notwithstanding in any such case forfeiture is avoided otherwise than by relief granted by the Court) or incurred by the Landlord in connection with the recovery of arrears of rent due and unpaid

	(b)	To pay and indemnify the Landlord against all reasonable and properly incurred expenses including solicitors’ costs and surveyors’ fees incurred by the Landlord in and incidental to the service of all notices and schedules and subsequent proceedings relating to wants of repair to the Property whether they be served during or after the determination of the Term but relating only to wants of repair occurring before the determination of the Term

	(c)	Without prejudice to paragraphs (a) and (b) of this sub-clause to pay and indemnify the Landlord against all reasonable and properly incurred expenses including solicitors’ costs and surveyors’ fees incurred by the Landlord in and incidental to the prevention or other dealing with the non-performance non observance or breach of any of the provisions of this deed

(23)	(a)	Not to do or omit or suffer to be done or omitted anything in contravention of the enactments for the time being in force relating to planning control and development or the protection and preservation of amenities and in particular to comply with the conditions attached to any permission for development given in relation to the Property and at all times (without prejudice to any statutory rights of the Landlord) to indemnify and keep indemnified the Landlord against all actions proceedings costs expenses claims demands and liability in respect of such matters And forthwith to produce to the Landlord on receipt of notice of them any notice order or proposal made given or issued under or by virtue of such enactments directly or indirectly affecting or relating to the Property and at the request and expense of the Landlord to make or join with the Landlord in making every such objection or representation against them that the Landlord shall deem expedient

	(b)	Without prejudice to the terms of clause 5(6)(b) hereof not to make any application for planning permission in respect of the Property or to carry out any development or other works whatsoever at the Property if the making of such application for planning permission or the grant of a planning permission pursuant thereto or the carrying out of such development or other works would give rise to any tax charge or other levy payable by the Landlord

(24)	To be responsible for and to indemnify the Landlord against all damage and injury occasioned to the Property or to the Estate or any adjacent or neighboring premises or any property there or to the Tenant or any person caused by any act default or negligence of the Tenant or any servant or agent or invitee of the Tenant

(25)	(a)	Not knowingly to permit or suffer to be made any encroachment onto nor to permit or suffer to be acquired any easement over or against the Property or any part of it and at the request of the Landlord to take all proper and reasonable steps to prevent obstruct restrain or prohibit any such encroachment or easement And upon any such encroachment or easement or attempted encroachment or easement F or threat of them coming to the knowledge of the Tenant within a reasonable time to give notice in writing of such matters to the Landlord and to keep the Landlord fully informed in regard to all matters mentioned in this sub-clause

	(b)	To take all reasonable steps to prevent every easement right or privilege at any time during the Term belonging to or used with the Property from being obstructed or lost and in particular not to stop up darken or obstruct any door window or opening in the Property

(26)	(a)	To observe and perform the Use Covenants

	(b)	Not to place or expose for sale or otherwise or permit or suffer so to be upon or over the ground outside the Property or in or about the Estate any goods or things Whatsoever

	(c)	Not to load or unload any vehicles or other conveyances nor suffer or permit the same save at those parts of the Building or Estate specifically designated by the Landlord for that purpose PROVIDED that the Tenant shall not thereby cause any obstruction or hindrance to the passage of vehicles of the Landlord or of any superior landlord or anyone authorized by them or the tenant or occupiers of the Estate or of any adjacent or neighboring premises or others and shall be subject to all such regulations as the Landlord shall from time to time in the interests of good estate management lay down for the control of traffic to and from the Estate or for the use of any loading areas or access ways PROVIDED THAT it is agreed between the Landlord and the Tenant that for as long as that part of the Estate Road which is colored brown on Plan A remains a private road any intention by the Landlord to restrict the flow of vehicular traffic in a particular direction shall fist be the subject of consultation with the Tenant and PROVIDED FURTHER that the Tenant will not thereby cause congestion of the road adjoining the Estate nor inconvenience any other user thereof nor allow any vehicle to be parked on any part of the service roads footways or service areas of the Estate save those constructed for that purpose

	(d)	Not at any time during the Term to cause any damage to (fair wear and tear excepted) or obstruction in such parts of the Estate as are used by the Tenant in common with the Landlord or any other persons similarly entitled and in particular but without prejudice to the generality of the foregoing provisions to make adequate arrangements for the frequent removal from the Estate of all refuse and rubbish of the Tenant or other permitted occupants of the Property

	(e)	Not to bring or suffer to be brought or kept upon any part of the Property or the Estate not built upon anything which is untidy unclean unsightly or in any way detrimental to the amenity of the Estate and in particular and without prejudice to the generality of the foregoing not to form any refuse dump or rubbish or scrap heap on the Property save for refuse skips screened to the reasonable satisfaction of the Landlord but to remove not less frequently than once a month all refuse rubbish scrap used tins cans boxes and other containers which may have accumulated thereon and generally to keep such parts of the Property as remain for the time being un-built upon clean and in good order and free from noxious weeds and within Twenty-one (21) days to comply with the requirements of any written notice by the Landlord to restore the amenity as aforesaid and in the event of the Tenant failing to comply with such notice the Landlord shall be entitled to enter upon the Property and carry out any works necessary to comply with such notice and to recover the reasonable and properly incurred cost thereof from the Tenant as a liquidated debt

	(f)	Not to use or permit or suffer to be used any part of the Property which may remain open and un-built upon for the keeping or storage either temporarily or permanently of any mechanically propelled vehicle or caravan or movable dwelling or for the keeping or Storage of any goods chattels or thing of any nature whatsoever provided always that the user on the Property of any mechanically propelled vehicle operating in the normal course of and in connection with the Tenant’s trade or business shall not be deemed to be a breach of this covenant

	(g)	Not to interrupt or interfere with any footpath piped watercourse or any sewers pipes cables or conduits of any kind or other services serving the Property the Estate or any land adjoining the Estate

(27)	To permit the Landlord at all reasonable times and on seven days prior written notice to enter the Property to affix and retain in a reasonable position without interference upon any part of the Property a notice for reletting or otherwise dealing with or disposing of it and to permit persons with written authority of the Landlord or the Landlord’s agents at reasonable times of the day and on seven days prior written notice to view the Property

(28)	(a)	Within one month after any assignment underlease assignment of any underlease mortgage charge transfer disposition or devolution of the Property (or any part of it) whether effected orally or in writing to give notice of such transaction in duplicate to the Landlord’s solicitors and to produce to them the original or a certified copy of the instrument or instruments (including any relevant court order probate letters of administration or assent) or if it be made orally a memorandum of the terms of such transaction And also to deliver to the Landlord’s solicitors for retention a copy of any such document and to pay to them a fee of eight pounds for the registration of the transaction Provided that nothing in this sub-clause shall be construed so as to enlarge or vary or relax the provisions of any other part of this deed

(b)	Within one month of the ascertainment of the annual rent payable under any underlease of the Property or any part of it pursuant to the provisions in such deed for rent review to give notice in writing to the Landlord of the annual rent so ascertained

(c)	Immediately on receiving a request for the same from the Landlord or its agents to give the following information to the Landlord in writing:-

(i)	full names and addresses of all persons in occupation of the Property or any part of it

(ii)	the precise part of the Property which such persons occupy

(iii)	full names and addresses of all persons entitled or claiming to be entitled to an interest in the Property or any part of it (whether at law or in equity)

(iv)	the precise part of the Property in which each such person is or claims to be entitled to an interest

(29)	Not to do or omit or suffer to be done or omitted any act matter or thing whatsoever the doing or omission of which would make void or avoidable the insurance of the Property or the Estate or any part of them or of any adjoining or neighboring premises belonging to the Landlord or which would require any works to the Property or the Estate or any such adjoining or neighboring premises or which would otherwise hinder the Landlord from carrying out its insuring obligations in this deed and to reimburse the Landlord to the extent of any increased premium payable in respect of the Property or the Estate or any such adjoining or neighboring premises where such increase is payable as a result of any act or default of the Tenant or the carrying on by the Tenant of any user on the Property attracting a premium in excess of the usual premium or rate payable for industrial/warehouse or office premises and to comply with all reasonable recommendations of the insurers as to fire precautions and in particular (but without prejudice to the generality of the foregoing) not to overload the electrical wiring or apparatus

(30)	In the event of the Property or any part of it being destroyed or damaged to give notice in writing thereof to the Landlord as soon as practicable after such destruction or damage shall come to the notice of the Tenant

(31)	In the event of the Property or any part of it being destroyed or damaged by any of the Insured Risks and the insurance money under any insurance against the same effected by the Superior Landlord or the Landlord being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant then and in every such case the Tenant will forthwith pay to the Landlord the whole or (as the case may be) a fair proportion of the cost (including professional and other fees) of completely rebuilding and reinstating the same with interest at the Basic Rate as aforesaid on all payments made by the Landlord in or in connection with such rebuilding or reinstating from the time of expenditure until payment by the Tenant

(32)	To yield up the Property at the determination of the Term in accordance with the Tenants covenants hereinbefore contained (but the Tenant may and shall if so required by the Landlord remove at such time tenant’s fixtures the Tenant making good all damage occasioned by the removal)

(33)	To pay to the Landlord all reasonable and properly incurred solicitors’ costs and surveyors’ and consultants’ fees and other reasonable expenses properly incurred by the Landlord attendant upon or incidental to every application made by the Tenant for a consent or license required or made necessary by this deed whether they be granted or (on reasonable grounds) refused or whether the application be withdrawn but not (for the avoidance of doubt) where consent is unreasonably withheld

(34)	To the extent following to indemnify and keep indemnified the Landlord and the Superior Landlord from and against any liability in respect of all actions proceedings claims demands losses and expenses damages and other liability in respect of:-

(a)	any injury to or the death of any person or damage to any property movable or immovable by reason of or arising in any way out of the repair state of repair condition or the user of or any alteration to the Property save as the result of any inherent Defect for which the Tenant is not responsible pursuant to the terms of this Lease

(b)	save as to any interference or alleged interference with or obstruction of any right alleged right of light air drainage or other right or alleged right benefiting any adjoining or neighboring property

(c)	any stoppage of the drains caused by the Tenant or its servants agents or invitees used in common with the owner or occupier of any adjoining or neighboring property

(d)	all general rates which may be payable by the Landlord as a result of the Tenant vacating the Property at any date prior to the determination of the Term

(35)	Save where the same result from the user of the Property for the purposes expressly permitted by these presents to observe and perform the covenants stipulations and other matters set out in part 2 of the Third Schedule so far as they relate to or affect the Property or any part of it and at all times to indemnify the Landlord from and against all actions proceedings costs claims demands and liability arising directly or indirectly out of any breach or nonobservance of any of such covenants stipulations and other matters by the Tenant its servants or agents

(36)	To give written notice to the Landlord of any notice order or proposal for a notice or order directly or indirectly affecting the Property or the Estate within a reasonable time of it being served on the Tenant or the Property and to provide the Landlord with a copy of it and if so required by the Landlord and at the Landlord’s expense to join in making such objections or representations concerning such matters as the Landlord may require

(37)	To pay to the Landlord any VAT chargeable in respect of any payment made by the Tenant under any of the terms of or in connection with this Lease or in respect of any payment made by the Landlord where the Tenant agrees in this Lease to reimburse the Landlord for such payment

(38)	Not without the previous consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to erect on or affix to the Property any apparatus for the reception or transmission of television radio wireless or telegraphy and in the event of such permission being obtained not to make any claim against the Landlord in respect of any disturbance of or interference with the reception or transmission of television radio or wireless or telegraphy caused by the use of electrical apparatus or installations on any premises in the control or occupation of the Landlord including in particular any premises in respect of which the Landlord is either immediately or immediately the landlord

(39)	Without prejudice to the foregoing covenant not to use or permit or suffer any radio electric or electronic equipment to be used in the Property in such manner or condition as persistently to cause electric electronic or other forms of interference to adjoining or neighboring premises or equipment owned or operated there

(40)	Within a reasonable time of becoming aware of the same to give notice in writing to the Landlord of any defect in the state of the Property which would or might give rise to any obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and save where the same results either directly or indirectly from an Inherent Defect for which the Tenant is not responsible pursuant to the terms of this Lease to indemnify and keep indemnified the Landlord from or against any loss claims actions costs or demands arising from a failure to give such notice within a reasonable time

(41)	To ensure that every fuel burning appliance employed on the Property is constructed so as substantially to consume or bum the smoke arising there from and for this purpose but without prejudice to the generality of the provisions of this clause to install only fuel burning appliances in respect of which the prior approval of the Landlord has been obtained (such approval not to be unreasonably withheld or delayed) and will not use or suffer to be used negligently any such fuel burning appliance so that the smoke arising there from is not substantially consumed or burnt and will not cause or permit any grit or noxious or offensive effluvia to be emitted from any chimney flue or other apparatus on the Property without using the best practicable means for preventing or counteracting such emission

LANDLORD’S COVENANTS

6.	THE Landlord agrees with the Tenant to perform and observe the following covenants:-

(1)	The Tenant shall peaceably hold and enjoy the Property throughout the Term without any interruption by the Landlord or by any person rightfully claiming through under or in trust for the Landlord or by title paramount

(2)	(a)	To use its best endeavors to procure that the Superior Landlord insures and keeps insured the Estate PROVIDED THAT at the Landlords discretion the Landlord may insure the Building with some insurance office or underwriters of repute in the full reinstatement cost thereof against loss or damage by the insured risks and promptly makes all payments for that purpose including the cost of inspections by the insurers’ surveyors and subject to Clause 7(6) of this deed to use its best endeavors to procure that the Superior Landlord lays out and expends all the money which shall be paid by such insurance office or underwriters in respect of the Property (save for loss of rent) in rebuilding or otherwise reinstating with all reasonable speed the Property making up any deficiency out of its own resources save to the extent that any deficiency arises by virtue of any act or default of the Tenant its servants agents or employees

	(b)	Not more frequently than once in every year and on a request therefore from the Tenant to produce to the Tenant a copy of such policy (or brokers’ details thereof) and of the receipt for the last premium paid

(c)	To use all reasonable endeavors to cause the interest of the Tenant to be noted either specifically or generally on any such policy

(3)	Save where prevented by causes beyond the Superior Landlord or the Landlord’s control to carry out or procure that the Superior Landlord carries out and provides the works and other functions and operations referred to in paragraphs 2,3 and 4 (and paragraph 16 in the event that the Landlord reasonably considers it necessary or desirable to carry out any such work as is referred to in that paragraph) of Part 2 of the Fourth Schedule to this deed PROVIDED that without prejudice to the said-Fourth Schedule the Landlord may at its sole discretion and at any time withhold or vary any of such works functions and operations PROVIDED FURTHER that such withholding or variation shall not materially impair the Tenant’s use or enjoyment of the Property

(4)	The Landlord acknowledges that there shall be excluded from the Service Charge the cost of any repairs to the Building necessitated by the Inherent Defect or in the Building of which it has notice or which it ought reasonably to have had prior notice.

(5)	Where in this Lease it is stated that the consent of the Landlord will not be unreasonably withheld or delayed the Landlord covenants that it will not unreasonably withhold or delay such consents

(6)	The Landlord will use its reasonable endeavors to obtain promptly and free from unsatisfactory terms and conditions the consent of any Superior Landlord where such consent is required for any matter proposed or required by the Tenant under the terms of this Lease as a provision contained in any Superior Lease

(7)	The Landlord will procure that the Tenant its staff visitors and others authorized by it are able subject to security requirements in place for the Building and the Estate as a whole to gain access to the Property at all times of the day and night on every day of the year

(8)	Except with the prior written consent of the Tenant the Landlord will not vary the name or the postal address of the Building and no naming rights in respect of the Building will be conferred on any other tenant or other occupier who has at any time any interest or rights affecting the whole or any part of the Building

GENERAL PROVISIONS

7. The following further provisions shall have effect:

FORFEITURE

(1) If and whenever the rent reserved or made payable by the Tenant in this deed or any part of it shall be in arrear and unpaid for Fourteen (14) days after it shall have become due (whether legally demanded or not) or if the Tenant shall at any time fail or neglect to perform or observe any of the covenants conditions or agreements in this deed and on the part of the Tenant to be performed or observed or if the Tenant being a company shall enter into liquidation (other than a voluntary liquidation for the purpose of reconstruction or amalgamation of a solvent company where the reconstructed or amalgamated company assumes the obligations of the liquidated company hereunder) or otherwise cease to exist or if the Tenant being an individual shall become bankrupt or shall have a receiving order made against him or enter into any arrangement or composition with his creditors and if the expression “the Tenant” shall include more than one company or individual the right of forfeiture herein shall arise in the event of any such company or individual entering into liquidation or becoming bankrupt as aforesaid then and in any such cases it shall be lawful for the Landlord or any person or persons duly authorized by the Landlord to re-enter the Property or any part of it in the name of the whole and thereon the Term shall absolutely determine but without prejudice to any right of action or remedy of the Landlord in respect of any antecedent breach of any of the covenants by the Tenant contained in this deed

POWER TO DEAL WITH THE LANDLORD’S LAND

(2) The Landlord and Superior Landlord shall have the power at all times without obtaining any consent from or making any compensation to the Tenant to deal as the Landlord and Superior Landlord may think fit with any building or any land or property which is now or shall at any future time be held by the Landlord or Superior Landlord adjoining opposite or near to the Property and to erect or suffer to be erected on such adjoining opposite or neighboring land or property any building whatsoever whether such building shall or shall not affect or diminish the light or air which may now or at any time or times during the Term be enjoyed by the Tenant or the occupiers for the time being of the Property or any part of it or otherwise constitute an inconvenience PROVIDED THAT nothing so done shall be allowed materially to impair the Tenant’s enjoyment of the Property

EXCLUSION OF LANDLORD’S LIABILITY

(3) So far as permitted by law the Landlord shall not be responsible to the Tenant or any underlessee servant agent licensee or invitee of the Tenant or other person occupying or on the Property or any part of it or calling upon the Tenant or such other persons as aforesaid for any accident or injury suffered by any person or damage to or loss of any chattel or property sustained on the Property or on other parts of the Estate or in the event of:-

(i)	any works carried out or other things done by the Landlord permitted or required by the provisions of this deed or in the performance of the services impeding or temporarily obstructing any doors giving access to the Property or

(ii)	the Tenant incurring any damage or loss directly or indirectly occasioned by or arising out of any regulations made by the Landlord for the control of traffic to and from the Property or other parts of the Estate

NOTICES

(4) Without prejudice to any other lawful method of service all notices authorized by this deed or by statute to be served may be served in accordance with the provisions of Section 196 of the Law of Property Act 1925 and the Recorded Delivery Service Act 1962

REBUILDING

(5) In any rebuilding or reinstatement of the Property following damage or destruction by any of the Insured Risks neither the Landlord nor the Superior Landlord shall be obliged to lay out insurance moneys in rebuilding or reinstatement in accordance with the previous sections elevations and specifications of the Property but it shall be sufficient if the Property is restored so as to provide the Tenant with premises reasonably equivalent to and no less commodious than the Property and thereafter all the covenants and conditions of this deed shall apply to such accommodation mutatis mutandis as they applied to the Property

TENANT’S GOODS LEFT IN PROPERTY

(6) If at such time as the Tenant has vacated the Property after the Determination of the Term any property of the Tenant shall remain in the Property and the Tenant shall fail to remove the same within Twenty-eight (28) days after being requested in writing by the Landlord so to do the Landlord may as the agent of the Tenant (and the Landlord is hereby appointed by the Tenant to act as such) sell such property and shall then hold the proceeds of sale after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it to the order of the Tenant

DIVISION OF PARTY WALLS

(7) Such of the division walls fences or structures as divide the Property from other premises shall be deemed to be party structures and to belong in equal halves (considered as divided vertically down or along the middle throughout the whole length) to the premises on either side and the provisions of Section 38 of the Law of Property Act 1925 shall apply to them

RENT ABATEMENT

(8)	(a) If the Property or any part of it shall at any time during the term be destroyed or damaged by any of the insured risks so as to be unfit for use or occupation or if the Property or any part of it shall be damaged or destroyed so as to be unfit for use and occupation then to the extent that the policy or policies of insurance effected by the Superior Landlord or the Landlord against the risk of loss of rent shall not have been vitiated or payment of the policy money refused in whole or in part in consequence of any act or default of the Tenant the rents hereby reserved or a fair proportion of them according to the nature and extent of the damage or the affect it has on the Tenant’s beneficial user of the Property sustained shall be suspended and cease to be payable until the earlier of (i) the expiry of the period of three years from the date of such damage or destruction or (ii) the date when the Property shall have been rebuilt or reinstated and made fit for occupation and use and any dispute concerning this sub-clause shall be determined by a single arbitrator in accordance with the Arbitration Acts 1950 to 1996

(b) In the event of any such destruction or damage as is referred to in sub-clause (a) hereof where the Property or the Fist Property or such part of either as aforesaid shall not be rebuilt or reinstated by the Landlord pursuant to the covenant on its part herein contained within two years and nine months of the date of such destruction or damage the Tenant may determine the said Term (save as hereinafter mentioned) on the expiration of a period of three months after service on the Landlord of a notice in writing of its intention so to do such notice to be sewed at any time following the expiration of two years and nine months from the date of such damage or destruction and following the expiration of the said period of three months after the date of service of such notice the Tenant’s obligations under this Lease shall cease

RENT REVIEW

8. (1) THE rent first hereinbefore reserved and payable under this deed shall be revised on 16th December 2000 and 16th December 2005 (hereinafter called the “Review Dates”) and as from each review date the revised rent (ascertained in accordance with the following provisions of this clause) shall become payable

(2)	The revised rent shall subject to clause 8(10) be the greater of either:-

(i) the rent first hereinbefore reserved and payable under the terms of this deed immediately before the relevant review date (“the Current Rent”) or

(ii) the Market Rent of the Property at the relevant review date

(3)	For the purposes of this Clause it is hereby agreed and declared that at the date hereof the Property comprises in area [10,481] net internal square feet of office accommodation

(4)	The expression “Market Rent” means the annual rent which might reasonably be obtained in the open market by a willing landlord from a willing tenant without a premium being paid by either party for a lease (“the hypothetical Lease”) of the Property that contains the same terms as this Lease except the annual rent first reserved at clause 4 of this Lease but includes the provisions for rent review on the review dates such Lease being for the residue of the term of the Lease at the relevant review date or 5 years whichever is the greater with vacant possession at the commencement of the hypothetical term upon the following assumptions:-

(a)	that all the provisions of this deed have been duly observed and performed; and

(b)	that the user permitted by this deed and all parts of the Property comply with the enactments relating to Town and Country Planning free from onerous conditions; And

(c)	that on the relevant review date no damage to or destruction of the Property or its services or any interference with such services has occurred nor any damage to or destruction of or interference with any part of the state or anything else in respect of which the Tenant enjoys rights has occurred; and

(d)	that the Property is fit for immediate occupation and use and no work has been carried out on the Property by the Tenant its sub-tenants or their predecessors in title which has diminished the rental value of the Property; and

(e)	that the Tenant has received and has already enjoyed the full benefit of my concessionary rent free period and/or other inducement in relation to the fitting out of the Property that a willing Landlord might grant or give to a willing Tenant on such a letting with vacant possession and there being disregarded (if otherwise applicable) any effect on rental value by reason of:-

(a)	the fact that the Tenant its sub-tenants or their respective predecessors in title have been in occupation of the Property and

(b)	any goodwill attached to the Property since the commencement of the Term hereby granted by reason of the carrying on there of the business of the Tenant its sub-tenants or their predecessors in title in their respective businesses and

(c)	all improvements authorized by the Landlord including those carried out prior to the commencement of the Term or under the terms of this deed made by the Tenant its sub-tenants or their respective predecessors in title otherwise than at the cost of or in pursuance of an obligation to the Landlord or one imposed by the terms of this deed or any previous deed pursuant to an obligation to the Landlord and

(d)	so far as may be permitted by law all restrictions whatsoever relating to rent or its recoverability and all provisions relating to any method of determination of rent contained in any enactment

(5) The Market Rent shall be determined by agreement between the Landlord and the Tenant but if by two months before any review date they shall not have agreed the same the Market Rent may be determined by an independent chartered surveyor of recognized standing being a member of a leading fm of surveyors having been in practice continuously for at least ten years and having substantial recent experience in valuing premises being situate in Greater London and/or the Home Counties of a kind and character similar to those of the Property to be agreed upon in writing by the Landlord and the Tenant or in default of such agreement to be nominated by the President or other officer duly authorized for that purpose of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant such surveyor to act as an expert and to afford to the parties hereto the right to make written representations and to comment in writing on the mitten representations of the other the costs of such determination being in the award of such surveyor

(6) If the said surveyor shall fail to determine the Market Rent in the manner hereinbefore provided or if he shall relinquish his appointment or die or if it shall become apparent that for any reason he will be unable to complete his duties hereunder either the Landlord or the Tenant may apply to the said President or other officer for a substitute to be appointed in his place which procedure may be repeated as many times as necessary

(7) In the event of the Landlord and the Tenant not having reached agreement or the said surveyor’s award not having been published or the said surveyor or the Landlord or the Tenant making application to the Court whether before or after such publication and such application not having been finally determined by the relevant review date for any reason whatever then in respect of the period of time (“the interval”) beginning with the relevant review date and ending on the quarter day immediately following the date on which agreement is reached or such award is published or such application is finally determined whichever shall be the latest the Tenant shall pay to the Landlord in the manner provided in this deed the Current Rent PROVIDED THAT at the expiration of the interval there shall be due as a debt payable by the Tenant to the Landlord on demand the amount by which the Market Rent agreed upon by the Landlord and the Tenant or determined by the said surveyor or the Court as the case may be shall exceed (if it does so) the Current Rent together with interest on such amount at a rate equal to the base rate of National Westminster Bank Plc from time to time but in respect of both the said excess and the said interest on it duly apportioned on a daily basis in respect of the interval or (in relation to any part of such amount) in respect of such shorter period as such part shall have been due and payable

(8) The revised rent agreed or determined pursuant to the terms of this clause shall be endorsed by way of memorandum on this deed and the counterpart and signed by or on behalf of the Landlord and the Tenant

(9)	(a) The provisions of this clause are not intended to confer an option upon the Landlord to have the said rent revised

(b) In this clause time shall not be of the essence

SURRENDER

9	In the event that the user hereby permitted or a substantial part thereof being prevented by due process of law .from being enjoyed having regard to the covenants restricting user affecting the Landlord’s reversion at the date hereof the Tenant shall have the right to surrender this Lease to the Landlord for no consideration upon the expiry of three months written notice to that effect such surrender being without prejudice to any antecedent liabilities hereunder THE 1954 ACT

10	Having been authorized so to do by order of the Mayor’s and City of London County Court (No. M797 8270) made on the2irhay of WL 1993 under the provisions of Section 38(4) of the 1954 Act (as amended by Section 5 of the Law of Property Act 1969) the parties hereto agree that the provisions of Sections 24-28 of the 1954 Act shall be excluded in relation to the demise hereby created

IN WITNESS whereof this deed was duly executed on the date stated above

THE FIRST SCHEDULE

The Building

PART ONE

ALL THAT piece of land situate at Mole Business Park Leatherhead in the County of Surrey together with the Office and Warehouse Building erected thereon or on part thereof and shown for identification purposes only edged red on Plan B

PART TWO

“The Property” means ALL THAT First Floor office premises shown for the purposes of identification only edged red on Plan C being part of the Estate including:

1.	the paint paper and other decorative finishes applied to the interior of the external walls of the Building but not any other part of the external walls

2.	the underside of the suspended ceiling down to top surface of concrete floor slab beneath the raised floor excluding any parts of the structural frame of the Building but including any cladding covering or decorative finishes of such parts

3.	the entirety of any non-load-bearing internal walls wholly within the Property

4.	the inner half severed medially of the internal non-load-bearing walls dividing the Property from other parts of the Building

5.	the doors and the door frames but excluding the external windows and window frames of the Building

6.	all additions and improvements to the Property

7.	all the Landlord’s fixtures and fittings and fixtures of every kind which shall from time to time be in or upon the Property whether originally affixed or fastened to or upon the Property or otherwise except any such fixture installed by the Tenant that can be removed from the Property without defacing the same and

8.	any Pipes wholly in or on the Property that exclusively serve the Property

THE SECOND SCHEDULE

Rights and privileges granted

1.	The free and uninterrupted passage and running of water soil gas electricity and compressed air telephone and other services to and from the Property through and along all the conduits ducts pipes drains channels watercourses sewers wires and cables which are now or may hereafter during the Term hereby granted be in over or under the Estate and any adjoining premises belonging to the Superior Landlord or the Landlord

2.	The right of way in common with all others entitled thereto over and along the Estate Road colored brown on Plan A with or without vehicles for the purposes only of access to and egress from the Property

3.	The right for the Tenant and all persons expressly or by implication authorized by it (in common with the Landlord and all other persons having a like right) to use the Common Parts (subject always to the Use Covenants) for all proper purposes in connection with the use and enjoyment of the Property

4.	Subject to the exceptions and reservations hereinafter set out a right of way (in common with the Landlord and all other persons having a like right) on foot only over the pedestrian way colored in yellow on Plan B and a right of way (in common with the Landlord aforesaid) with or without vehicles on the roadway cross hatched green on Plan B

5.	The right for the Tenant (in common with the Landlord and all other persons having a like right) to use such toilets in the Building as shall be designated from time to time in writing by the Landlord together with any necessary rights of way for the purpose of gaining access to and egress from such toilets

6.	The right of support and protection for the benefit of the Property as is now enjoyed from all other parts of the Building.

7.	The right to use (including any necessary ancillary rights of access and egress) the 53 car-parking spaces shown colored green on Plan D annexed hereto for the parking of cars used by the employees and staff of the Tenant

THE THIRD SCHEDULE

Exceptions and Reservations

PART ONE

1.	The right to enter upon the Property for all or any of the purposes mentioned in this deed provided that the person or persons exercising such right shall cause as little damage and inconvenience as possible and make good all damage caused to the Property

2.	The free and uninterrupted passage and running of water soil gas oil electricity telephone optical or other cables and compressed air and other services from and to all other parts of the Building or the Estate and from and to all other buildings premises and land whether belonging to the Landlord or the Superior Landlord or not through and along all pipes which are now or may hereafter during the term hereby granted be in on over or under the Property

3.	To connect to and use all such pipes aforesaid for the benefit of other parts of the Building or the Estate and any adjoining or neighboring land capable of benefiting There from whether or not belonging to the Landlord or the Superior Landlord

4.	To enter upon the Property or any other part of the Estate and to construct in over or under them or either of them and thereafter to inspect cleanse repair replace or renew drains sewers water gas oil electric and other pipes service pipes cables and conduits from any other part of the Estate and to connect to and use the said drains sewers water gas oil electric pipes and other service pipes cables and conduits making good to the reasonable satisfaction of the Tenant any damage to the Property with all reasonable dispatch at the cost and expense of the person who shall have caused such works to be carried out minimizing so far as reasonably possible any disruption to the use and enjoyment of the Property and so far as available within the Estate providing to the Tenant free of charge such alternative parking as may be appropriate having regard to the extent of any disruption

5.	All other easements or other rights in the nature of easements or quasi-easements now enjoyed or capable of being enjoyed by other parts of the Estate or by any adjoining or neighboring property

6.1	The right at any time during the Term where necessary and at reasonable times and upon 48 hours prior written notice except in cases of emergency to enter (or in cases of emergency to break into and enter) the Property:

6.1:l	to inspect cleanse connect to repair remove replace with others alter or execute any works whatever to or in connection with the Pipes easements or services referred to in this schedule

6.1:2	to view the state and condition of and repair and maintain the Building and the Other Buildings where such viewing or work would not otherwise be reasonably practicable

6.1:3	to carry out work or do anything whatever comprised within the Landlord’s obligations in this lease

6.1:4	to take schedules or inventories of fixtures and other items to be yielded up on the expiry of the Term and

6.1:5	to exercise any of the rights granted to the Landlord by this lease PROVIDED THAT the Landlord will cause as little inconvenience disruption and damage to the Tenant’s business and the Property as reasonably practicable and will repair any such damage forthwith to the reasonable satisfaction of the Tenant

6.2	Save for rights of way the rights of light air support protection shelter and all other easements and rights (save for rights of way) now or after the date of this Lease belonging to or enjoyed by any other parts of the Estate PROVIDED THAT such exceptions and reservations of rights will not adversely affect the Tenant’s beneficial use and occupation of the Property

7.	The rights of light air support protection shelter and all other easements and rights now or after the date of this lease belonging to or enjoyed by any other parts of the Building or the Estate PROVIDED THAT such exceptions and reservations of rights will not adversely affect the Tenant’s beneficial use and occupation of the Property

8.1	Full right and liberty at any time after the date of this Lease:

8.1:1	to alter raise the height of or rebuild the Building including the connection or keying into brickwork of any building or the Other Buildings or

8.1:2	to erect other buildings of any height in such manner as the Landlord shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises

8.1:4	to alter the route of any rights of way or of services or others notwithstanding that there may be loss of amenity caused thereby so as to facilitate or service any of the works referred to in this clause

PROVIDED THAT no such exceptions and reservations shall adversely affect the Tenants beneficial use and occupation of the Property or infringe the Tenant’s rights hereunder

9.	A right of way with or without vehicles (save for vehicles used in connection with any construction or development work) at all times and for all purposes over and along that part of the Building shown hatched in blue on Plan B

PART TWO

Matters to which the demise is subject

All entries and other matters contained in or referred to in the Registered title Number SY567844 in respect of the Landlord’s title to the Estate in so far as the same are still subsisting and relate to and affect the Property

THE FOURTH SCHEDULE

Service Expenses

PART ONE

1.	In this Schedule the following expressions shall have the following meanings:-

(a)	“the Tenant’s proportion” shall mean 21 decimal point 76 per cent (21.76%)

(b)	“the service expenses” shall mean the proportion attributable to the Building pursuant to the terms of the Superior Lease (or which would have been attributable to the Building pursuant to the terms of the Superior Lease had the Superior Lease still been subsisting) of such of the costs expenses fees outgoings and other money specified in Part 2 of this Schedule as are incurred or paid by the Superior Landlord or (if the Superior Lease shall cease to subsist) Superior Lease still been subsisting) of such of the costs expenses fees outgoings and other money specified in Part 2 of this Schedule as are incurred or paid by the Superior Landlord or (if the Superior Lease shall cease to subsist) by the Landlord in respect of the Estate and shall at the discretion of the Superior Landlord or (as the case may be) the Landlord include a sum or sums of money by way of reasonable provision for anticipated expenditure in respect of the service expenses which the Superior Landlord or (as the case ay be) the Landlord may in its reasonable discretion allocate to a service year and consider fair and reasonable in the circumstances

(c)	“the service year” shall mean the period of Twelve (12) calendar months e ending on the 31st day of December in each year or on such other date as the Landlord may from time to time notify in writing to the Tenant

2.	The Tenant will pay to the Landlord at the times and in the manner set out below the Tenant’s proportion of the service expenses:-

(a)	The Landlord will as soon as practicable after the commencement of the Term and thereafter on or about the end of each service year make and notify in writing to the Tenant a reasonable estimate of the service expenses to be incurred or paid during the next service year

(b)	The Tenant shall pay the Tenant’s proportion of the estimated service expenses under sub-paragraph (a) by equal installments in advance on the usual quarter days in each year or proportionately for any period less than a quarter the first payment whereof shall be made in respect of the period from the date hereof to the quarter day next following the date hereof PROVIDED that (i) such first payment shall be payable within seven days of the notification to the Tenant of the amount thereof together with the installments in respect of any quarterly period which shall have commenced before such notification and (ii) if the estimate of the service expenses in respect of any service year shall not have been notified to the Tenant as aforesaid before the quarter day immediately preceding the commencement of such service year the Tenant shall continue to pay such quarterly installments at the rate last payable by it until such notification and (iii) if such notification shall have been given before the quarter day immediately preceding the commencement of any service year in respect of such service year the installment payable on the said quarter day shall be at the new rate so notified to the Tenant

(c)	Unless prevented by causes beyond the Landlord’s reasonable control as soon as possible following the end of each service year the Landlord will prepare and deliver to the Tenant a statement (audited (if requested by written notice by the Tenant to the Landlord so to do) by an independent chartered or certified accountant in private practice) of the service expenses for that service year and the sum payable by the Tenant and the Tenant will within fourteen days of the delivery of such statement pay to the Landlord any balance shown by such statement to be due from the Tenant as being in excess of the aggregate amount of the quarterly installments paid by the Tenant in respect of that service year (payments made in respect of the quarter commencing on the quarter day immediately preceding any service year being apportioned on a daily basis in respect of the periods respectively terminating on and commencing immediately after the end of each service year) and in the event of the aggregate amount so paid by the Tenant exceeding the Tenant’s proportion of the service expenses for that service year the Landlord shall credit the amount of the excess by way of set off against the next installment or installments due from the Tenant on account of the Tenant’s proportion of the service expenses PROVIDED that the provisions of this sub-paragraph shall continue to apply notwithstanding the Determination of the Term but only in respect of the period down to such Determination the Tenant’s proportion of the service expenses for the service year during which such determination occurs being apportioned for the said period on a daily basis

(d)	Such statement as to the amount of the estimated or actual service expenses shall in the absence of manifest error be final and binding upon the parties hereto

3.	The Tenant shall not be entitled to object to any item comprised in the service expenses by reason that such item may or does benefit one or more other tenants on the Estate more than it benefits the Tenant PROVIDED THAT such item relates to services provided in the interests of good estate management for the Estate as a whole

PART TWO

The service expenses comprise all reasonable and properly incurred costs charges commissions premiums fees interest and expenses reasonably incurred paid or provided for by the Superior Landlord or the Landlord:-

1.	In respect of insurance (before deduction of any commission or allowance) pursuant to Clause 6(2) of this deed

2.	In connection with or relating to inspecting cleaning draining emptying operating lighting decorating repairing maintaining and when requisite modifying or renewing and rebuilding all walls flues gutters drains pipes sewers channels conduits ducts wires cables watercourses fences walls roadways pavements forecourts parking areas floors balconies entrances ways passages areas and any other services easements things or conveniences (not limited in kind to those enumerated above) which shall at any time during the Term serve the Estate or any part thereof and be capable of being used or enjoyed by the Building or the lessees or occupiers thereof or any part thereof in common with any other person

3.	In the maintenance repair decoration cleansing and renewal of all pavements forecourts sewers drains sewage pumps and associated machinery watercourses pipes wires conduits fences hydrants and other conveniences the use or benefit of which is common to or is shared by the Building and other adjoining or neighboring premises

4.	In the tending and keeping tidy and planting with such flora as the Landlord shall reasonably deem to be appropriate the common parts of the Estate and such other parts not intended for letting

5.	In providing operating maintaining testing repairing and when requisite modifying or renewing a fire alarm system (including where possible a direct link with the fire brigade) and in addition fire fighting equipment in those parts of the Estate not intended to be demised to a tenant

6.	In providing maintaining repairing renewing and replacing furnishings decorations appointments fittings bins receptacles tools appliances apparatus and other equipment and materials which the Landlord may consider desirable or necessary for the Estate in the interests of good estate management

7.	In discharging all payments of the kinds mentioned in Clauses 5(2) and 5(3) of this deed relating to any part of the Estate or its appurtenances not intended to be demised to a tenant

8.	In discharging the amount which the Landlord or Superior Landlord shall be called upon to pay as a contribution towards the expense of repairing maintaining rebuilding and cleansing all ways roads pavements sewers drains pipes watercourses party walls party structures party fences or other conveniences (not limited in kind to those enumerated above) which may belong to or be used for the Estate in common with other premises near to or adjoining it

9.	In discharging the cost of the supply and running of electricity telephone facilities and water for all purposes in connection with the common parts of the Estate and other parts not intended for letting PROVIDED THAT such services are provided in the interests of good estate management

10.	In employing or obtaining the services of such persons as the Landlord reasonably considers necessary or desirable for caretaking porterage security management and providing and maintaining the services on the Estate and all other expenditure incidental thereto including (but without limiting the generality of such provision) the payment of statutory and such other health pension welfare and other payments contributions and premiums as the Landlord may in its absolute discretion deem desirable or necessary and the provision of uniforms working or protective clothing burglar alarms surveillance telecommunications or monitoring apparatus entrance and exit barriers and other materials or equipment for the efficient performance of their duties

11.	In providing reasonable staff accommodation (on such terms as the Landlord may reasonably determine) for any person referred to in paragraph 10 above PROVIDED that in respect of any such accommodation which is not situated on the Estate the Landlord or Superior Landlord shall only be entitled to include in the service expenses reasonable costs charges and expenses of a revenue nature (and not of a capital nature) incurred in the provision of such accommodation

12.	In providing maintaining and renewing and replacing notice boards notices signs and directions at the entrances to and exits from the Estate and in such other places as the Landlord may consider expedient

13.	In the collection of the rents and other payments due from tenants on the Estate and the administration and management of the Estate and the performance of the Landlords/Superior Landlord’s obligations in this deed or payable to any solicitors accountants surveyors valuers or architects or other professional advisers whom the Landlord or Superior Landlord may from time to time employ or commission in connection with such matters including the reasonable cost of preparing or causing to be prepared statements or certificates of and auditing the service expenses (or where no such persons are employed a reasonable charge by the Landlord or Superior Landlord for performing such functions in respect of the Estate shall be substituted)

14.	In complying with the provisions of any enactment insofar as such provisions apply to the Estate and save where the Tenant or any other tenant of the Landlord is responsible therefore whether or not pursuant to the terms of this deed

15.	Of or incidental to taking all steps deemed desirable or expedient by the Landlord in complying with making representations against or otherwise contesting or dealing with every notice regulation or order of any competent local or other authority in relation to the Estate or its appurtenances (except insofar as the Tenant or any other tenant of the Landlord is responsible therefore whether or not pursuant to the terms of this deed) and to the extent only that such steps are taken in the interests of good estate management and not for the purpose of protecting or enhancing the value of the Landlord’s reversionary interest in the Estate

16.	In the carrying out of all other work or doing of any other act or thing or providing services (in all cases) of any kind whatsoever which the Landlord may from time to time reasonably consider necessary or desirable for the purpose of maintaining the Estate or its amenities or for the benefit of the Estate or the tenants or occupiers for the time being of it

FIFTH SCHEDULE

Service Charge

PART A

Definitions

1.	‘Services’ means the services facilities and amenities specified in Part C and D of this schedule

2.	‘Computing Date’ means 31st December in every year of the Term or such other date as the Landlord may from time to time nominate and ‘Computing Dates’ shall be construed accordingly provided that there f computing date in one calendar year

3.	‘Financial Year’ means the period:

3.1	from the commencement of the Term to and including the first Computing Date and subsequently

3.2	between 2 consecutive Computing Dates (excluding the first Computing Date from but including the second Computing Date in the period) and ‘Financial Years’ shall be construed accordingly

4.	‘Gross Annual Expenditure’ means in relation to any Financial Year the aggregate of:

4.1	all costs expenses and outgoings whatever incurred by the Landlord during that Financial Year in or incidentally to providing all or any of the Services and any VAT payable

4.2	all costs incurred by the Landlord during that Financial Year in relation to the matters specified in Part D of this schedule (‘Additional Items’) and any VAT payable and

4.3	such sums (if any) as the Landlord shall in its absolute discretion consider appropriate to charge in that Financial Year by way of provision for anticipated expenditure in any future Financial Years in respect of any of the Services or the Additional Items but ‘Gross Annual Expenditure’ shall not include any expenditure in respect of the maintenance or repair of any part of the Building or of any thing in the Building whose maintenance or repair is the exclusive responsibility of the Tenant or any other tenant in the Building

5.	‘Annual Expenditure’ means in relation to any Financial Year the Gross Annual Expenditure for that Financial Year less the aggregate of:

5.1	(if in the Financial Year in question or in any previous Financial Year the Landlord has incurred any costs or expenses in or incidentally to making good any loss or damage covered by any policy of insurance maintained by the Superior Landlord or the Landlord pursuant to its obligations in this lease) all (if any) amounts recovered by the Landlord in the Financial Year in question pursuant to such policy of insurance and

5.2	(if in the Financial Year in question or in any previous Financial Year the Landlord has incurred any costs or expenses in or incidentally to providing any of the Services or in relation to any of the Additional Items which are recoverable (in whole or in part) from any person other than the Tenant or any other tenant in the Building) all (if any) amounts recovered by the Landlord in the Financial Year in question from any such person

6.	The ‘Service Charge’ means subject to the provisions of Clause 15 of this Schedule the Service Charge Percentage of the Annual Expenditure

7.	‘Staff Accommodation’ means all parts of the Building which from time to time are exclusively occupied or used by or are designated by the Landlord for the exclusive occupation or use of porters caretakers or any ancillary staff or any other persons engaged in the performance of the Services

8.	‘Lettable Areas’ means all parts of the Building (not comprising Staff Accommodation or Common Parts) which from time to time is either occupied by a tenant or tenants for residential office or commercial purposes or are so constructed or adapted as to be capable of being so occupied

9.	‘Retained Parts’ means all parts of the Building (including the Staff Accommodation and the Common Parts) other than the Property and the other Lettable Areas

10.	‘Structure’ means:

10.1	the entirety of the roofs and foundations of the Building

10.2	the entirety of all floors and ceilings of the Building excluding the underside of the suspending ceiling down to the top surface of the concrete floor slab beneath the raised floor but including any parts of the structural frame of the Building but excluding any cladding covering or decorative finishes of such parts

10.3	the entirety of all external wails of the Building (but excluding the paint paper and other I decorative finishes applied to the internal faces of such walls)

10.4	the entirety of all “load-bearing walls pillars and other structures of the Building (but excluding the paint paper and other decorative finishes applied to the faces of such walls pillars and other structures) and

10.5	the external windows and window frames of the Building

10.6	all other parts of the structure of the Building not referred to in the preceding paragraphs 10.1 to 10.5

11.	‘Plant’ means all apparatus plant machinery and equipment within the Building from time to time including without prejudice to the generality of the above any goods lift, lift-shaft and boilers and items relating to mechanical ventilation heating cooling and all security systems and electrical systems and all other mechanical and engineering systems at the Building but excluding standby generators window cleaning cradle and equipment building management systems and public address systems

PART B

Performance of the Services and payment of the Service Charge

13 Performance of the Services

Subject to the Tenant paying the service charge the Landlord shall use all best endeavors to I perform the Services throughout the Term provided that the Landlord shall not be liable to the Tenant in respect of:

13.1	any failure or interruption in any of the Services by reason of necessary repair replacement maintenance of any installations or apparatus or their damage or destruction or by reason of mechanical or other defect or breakdown or frost or other inclement weather conditions or shortage of fuel materials water or labor or any other cause beyond the Landlord’s reasonable co

14 Payment of the Service Charge

14.1	Landlord shall as soon as possible after each Computing Date prepare an account showing the Gross Annual Expenditure and the Annual Expenditure for the Financial Year ending on that Computing Date and containing an itemized summary of the income and expenditure referred to in it and upon such account being certified by the accountant appointed by the Landlord it shall be conclusive evidence for the purposes of this lease of all matters of fact referred to in the account save in the case of manifest error on the face of the account

14.2	The Tenant shall pay for the period from the date hereof to the Computing Date next following the date of this Lease the Initial Provisional Service Charge the first payment being a proportionate sum in respect of the period from and including the date hereof to and including the day before the next quarter day to be paid on the date of this Lease the subsequent payments to be made in advance on the relevant quarters days in respect of the relevant quarters

14.3	The Tenant shall pay for the next and each subsequent Financial Year a provisional sum equal to a proper estimate by the Landlord’s Surveyor acting as an expert and not as an arbitrator of what the Annual Expenditure is likely to be for that Financial Year by 4 equal quarterly payments on the usual quarter days

14.4	If the Service Charge for any Financial Year shall:

14.4:l	exceed the provisional sum for that Financial Year the excess shall be paid to the Landlord within fourteen days of demand or

14.4:2	be less than such provisional sum the overpayment shall be credited to the Tenant on demand against the next quarterly payment of the rent and other sums hereinbefore reserved and the Service Charge

15 Variations

15.1	Upon notifying the Tenant of such the Landlord may withhold add to extend vary or make any alteration in the rendering of the Services or any of them from time to time if the Landlord in its reasonable discretion deems it desirable and reasonable to do so in the interests of good estate management

15.2	If at any time during the Term the total premises enjoying or capable of enjoying the benefit of any of the Services or the Additional Items is increased or decreased on a permanent basis or the benefit of any of the Services or the Additional Items is extended on a like basis to any adjoining or neighboring premises or if some other event occurs a result of which is that the Service Charge Percentage is no longer appropriate to the Property the Service Charge Percentage shall be varied with effect from the Computing Date following such event in fair and reasonable a manner to be determined by the Landlord’s Surveyor acting reasonably (acting as an expert and not as an arbitrator) except that nothing contained in this Lease shall simply an obligation on the part of the Landlord to provide the Services or the Additional Items to any adjoining or neighboring premises

PART C

The Services

16 Maintaining Structure and Retained Parts

16.1	Maintaining repairing inspecting and amending the Structure

16.2	Maintaining and repairing the outer half severed medially of all internal non-load-bearing walls dividing the Property from other parts of the Building

16.3	Maintaining repairing and where appropriate treating washing down cleaning the exterior painting and decorating to such standard as the Landlord may from time to time reasonably consider adequate the Retained parts including the entirety of all walls floors and ceilings surrounding and all doors and windows and door and window frames in the Retained Parts (but excluding any such items or parts of them the maintenance of which is the exclusive responsibility of the Tenant or any other tenant in the Estate)

16.4	Without prejudice to the generality of the foregoing in 1999 and thereafter every third year of the Term and in any event in the period of twelve months immediately preceding the Determination of the Term the preparation and painting of the outside of the Building in accordance with the covenants on the Landlord’s part contained in the Superior Lease

17 Lights

The provision of and maintenance repair and replacement of lighting at the Building (including any centralized lighting control and circuits)

18 Maintaining etc Pipes

Maintaining repairing cleansing emptying draining amending and renewing all Pipes and any external water taps as often as is reasonably necessary in on under or over the Building

19 Maintaining etc fire alarms etc

Maintaining and renewing as often as is reasonably necessary any fire alarms sprinkler system fire prevention and fire fighting equipment and ancillary apparatus in the Retained Parts

20 Cleaning etc the Retained Parts

Cleaning treating polishing heating and lighting the Retained Parts to such standard as the Landlord acting reasonably may from time to time consider adequate

21 Plant etc

Supplying providing purchasing maintaining renewing replacing repairing servicing overhauling and keeping in good and serviceable order and condition all Plant together with all appurtenances fixtures fittings bins receptacles tools appliances materials equipment and other things which the Landlord may deem reasonably desirable or reasonably necessary for the maintenance appearance upkeep or cleanliness of the Building or any part of it

22 Fixtures fittings etc

Supplying providing purchasing maintaining renewing replacing repairing servicing overhauling and keeping in good and serviceable order and condition all appurtenances fixtures fittings bins receptacles tools appliances materials equipment and other things which the Landlord may deem reasonably desirable or reasonably necessary for the maintenance appearance upkeep or cleanliness of the Building or any part of it

23 Windows

Cleaning as frequently as the Landlord shall in its reasonable discretion consider adequate the exterior of all windows and window frames in the Building and replacing any broken windows and frames including those that form part of the Property

24 Refuse

Collecting and disposing of refuse from the Estate and the provision repair maintenance and renewal of plant and equipment for the collection treatment packaging or disposal of refuse

25 Reception Facilities

Reception facilities on the ground floor of the Building are subject to clause 27 hereof

26 Other services

Any other services in the interest of good estate management relating to the Building or any part of it provided by the Landlord from time to time during the Term and not expressly mentioned

27 Exclusion from Services

(a)	PROVIDED FURTHER that notwithstanding the generality of the foregoing the Tenant shall not be required to make any payments towards internal cleaning of the demised premises or the retained parts or common parts excluding external and internal windows (“the Cleaning Works”) where (and provided that) the Tenant carries out the Cleaning Works on a shared basis with other occupiers of the Building subject to such cleaning Works being carried out to the reasonable satisfaction of the Landlord.

(b)	The Tenant shall not be charged for the security system at the Property provided that the Tenant operates to the reasonable satisfaction of the Landlord its own security system and does not thereby at any time render the Building un-secure and in default of the same the Landlords own security system will be utilized for the Building and will form part of the Services charged to the Tenant

(c)	The Tenant shall not be liable through the Service Charge for the cost of repair to the Building attributable to the Inherent Defect

(d)	The Tenant shall not be liable to the Landlord for the cost of reception facilities where such reception is and continues to be operated by or in conjunction with the Tenant in accordance with the Use Covenants to the Landlords reasonable satisfaction

PART D

The Additional Items

28 Fees

28.1	The fair and reasonable and properly incurred fees and disbursements (and any VAT payable on them) of:

28.1:1	the Landlord’s Surveyor or an Accountant or any other individual firm or company employed or retained by the Landlord for (or in connection with) such surveying or accounting functions in relation to the Building

28.1:2	any Managing Agents (whether or not the Landlord’s Surveyor) but so that any such fee shall not form more than 10% of the Service Charge employed for or in connection with:

28.1:2.1	the maintenance and management of the Building

28.1:2.2	the collection of the rents and all other similar sums due to the Landlord from the tenants of the Building

28.1:2.3	the performance of the Services and any other duties in and about the Building or any part of it relating to (without prejudice to the generality of the above) the general management administration security maintenance protection and cleanliness of the Building

28.1:3	any individual firm or company reviewing and where advised in accordance with normal insurance practice valuing the Building for the purposes of assessing the full cost of rebuilding and reinstatement

28.1:4	any individual firm or company providing caretaking or security arrangements and services to the Building

28.1:5	any other individual or individuals firm or company employed or retained by the Landlord to perform (or in connection with) any of the Services or any of the functions or duties referred to in this paragraph

28.1:6	the monitoring management control and enforcement of any covenants contained in leases supplemental deeds thereto or other deeds from occupiers of the Building

28.2	The fair and reasonable and properly incurred fee or fees and disbursements of the Landlord reasonably incurred or a Group Company of the Landlord for any of the Services or the other functions and duties referred to in paragraph 28.1 above that shall be undertaken by the Landlord or a Group Company of the Landlord and not by a third

29 Staff etc

The reasonable and properly incurred cost of employing (whether by the Landlord a Group Company the managing agents or any other individual firm or company) such staff as the Landlord may in its reasonable discretion deem necessary for the performance of the Services and the other functions and duties referred to in paragraph 28.1 above and all other reasonably incidental expenditure in relation to such employment

30 Contracts for services

The reasonable and properly incurred cost of entering into any contracts for the carrying out of all or any of the Services and other functions and duties that the Landlord may in its absolute discretion deem desirable or necessary

31 Security

The cost of providing and maintaining such security measures (including burglar alarms and systems) as the Landlord shall reasonably deem necessary

32 Fire Service

The reasonable and properly incurred cost of any fire service charge for alarms and inspections and other cost required to comply with any relevant fire regulations

33 Outgoings

All rates taxes assessments duties charges impositions and outgoings (save those arising out of any dealings with the Landlord’s reversion) which are now or during the Term all be charged assessed or imposed on:

33.1	the whole of the Building where there is no separate charge assessment or imposition on or in respect of an individual unit

33.2	the whole of the Retained Parts or any part of them including but without prejudice to the generality of the above residential accommodation for caretakers and other staffemployed in connection with the Building

34 Electricity, gas etc

The cost of the supply of air conditioning hot and cold water to toilets electricity gas oil or other fuel for the provision of the Services and for all purposes in connection with the Retained Parts

35 Road etc charges

The amount which the Landlord shall be called upon to pay as a contribution towards the expense of making repairing maintaining rebuilding and cleansing any ways roads pavements or structures Pipes or anything which may belong to or be used for the Building or any part of it exclusively or in common with Other Buildings

36 Regulations

The reasonable and properly incurred costs charges and expenses of preparing and supplying to the tenants copies of any tenants directory and regulations made by the Landlord relating to the Building or the use of it

37 Statutory etc requirements

The reasonable and properly incurred cost of taking all steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any statute byelaw or notice concerning town planning public health highways streets drainage or other matters relating to or alleged to relate to the Building or any part of it for which any tenant is not directly and exclusively liable

38 Nuisance

The reasonable cost to the Landlord of abating a nuisance in respect of the Estate or any part of it in so far as the same is not the liability of any individual tenant

39 Interest

Any interest (at a reasonably commercial rate (not to exceed the Basic Rate)) and fees (properly incurred) in respect of money borrowed to finance the provision of the Services or the Additional Items

SIXTH SCHEDULE

The Use Covenants

1 User

1.1.1 Not to use the Property for any purpose other than as offices within the meaning of paragraph (a) of Class B1 of the Schedule to Town and Country Planning (Use Classes) Order 1987

1.1.2	The Tenant shall use the Reception Area for reception facilities only and will operate the same in conjunction with any other occupier of the Building provided such use and operation is undertaken and subsists if and so long as the consent thereto from the other occupiers of the Building shall continue to be obtained and in the event of dispute as to the use of such area the decision Landlord acting reasonably shall settle such dispute and the decision of the Landlord shall be final and binding

1.2	Not to discharge into any of the Pipes serving the Property any oil grease or other deleterious matter or any substance which might be or become a source of danger or injury to the drainage system

1.3	Not to stand place deposit or expose outside any part of the Building any goods materials articles or things whatever for display or sale or for any other purpose nor cause any obstruction of the Common Parts

1.4	Not to play or use any musical instrument loudspeaker tape recorder gramophone radio or other equipment or apparatus that produces sound in the Property so as to be heard in nearby premises or outside the Property

1.5	Not to display any flashing lights in the Property that can be seen from outside the Property

2 Ceiling and floor loading

2.1	Not to bring or permit to remain on the Property any safes machinery goods or other heavy goods which may damage the Properly or any part of them

2.2	Not without the consent of the Landlord to suspend anything from the walls or ceilings of the Property other than normal light fittings or suspended ceilings

3 Common Parts

3.1	Not to cause the Common Parts or any other land roads or pavements adjoining the Building to become untidy or in a dirty condition but at all times to keep the Common Parts and other land roads or pavements free from deposits of materials and refuse

4 Machinery

4.1	Not to install or use in or upon the Property any machinery (other than usual office machinery) or apparatus which will cause noise or vibration which can be heard or felt in nearby premises or outside the Property or which may cause structural damage

4.2	To keep all machinery and equipment upon the Property properly maintained and in good working order and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of such machinery and equipment to renew all working and other parts as and when necessary or when recommended by such contractors to ensure by directions to the Tenant’s staff and otherwise that such plant apparatus machinery and equipment is properly operated and to avoid damage to the Property by vibration or otherwise

5 Regulations

To comply with all reasonable regulations made by the Landlord from time to time for the good management of the Building and Estate provided that nothing in the regulations shall purport to amend the terms of this Lease and in the event of any inconsistency between the terms of this Lease and the regulations the terms of this Lease shall prevail

6 Signs and Advertisements

Not without the Landlord’s prior written consent to place or display on the Property or on the windows or inside the Property so as to be visible from outside the Property any name writing notice sign placard poster sticker or advertisement provided that a sign indicating the Tenants name and trade or business may be erected subject to first obtaining the Landlords approval in relation to the size and style thereof (such approval not to be unreasonably withheld or delayed)

7 Loading and unloading

7.1	Not to permit any vehicles belonging to the Tenant or any persons calling on the Building expressly or by implication with the authority of the Tenant to stand on the pathways or roads within the Building or the pavements of them and to ensure that persons calling on the Building do not permit any vehicle to stand on any such road pavement or loading bay

7.2	Not to convey any goods or materials to or from the Building except through the entrances and service areas (if any) provided for the purpose

8 Security and fire alarms

8.1	To permit the duly authorised employees and agents of the Landlord to enter the Property upon reasonable notice for the purpose of servicing and maintaining any intruder and fire alarm systems in Property

8.2	To maintain repair and when necessary renew the intruder and fire alarm and ancillary equipment installed in the Property

SEVENTH SCHEDULE

(“Authorised Guarantee Agreement”)

1.	In this Schedule where the context admits the following expressions shall have the following meanings:

“Assignment” means the assignment authorised pursuant to Clause 4(14) hereof

“Assignee” means the assignee under the Assignment;

2.	The Tenant hereby covenants with the Landlord as sole or principal debtor that it will as from the date of the Assignment until the Assignee is released from the tenant covenants contained in the Lease pursuant to the Landlord and tenant (Covenants) Act 1995 if the Assignee shall make any default in payment of the rents or in observing or performing any of the covenants conditions or other terms of this underlease:-

2.1	duly pay all rents and all other sums payable under this Lease at the times and in the manner described by this Lease (including any increases in the rents) and duly perform and observe all the covenants and obligations on the part of the Tenant and conditions contained in this Lease;

2.2	in the event that the Lease shall be disclaimed then if the Landlord so requires by notice in writing given to the tenant at any time within three months after having been given notice of disclaimer then the Tenant will forthwith accept, execute and deliver to the Landlord a counterpart of a new lease of the premises demised by the Lease for a term commencing on the date of such event and continuing for the residue of the term then remaining unexpired under the Lease at the same rents or increased rents (including rent reviews) and subject to the same covenants, conditions and provisions as are contained in the Lease.

3.	None of the following shall release or in any way lessen or affect the liability of the Tenant hereunder:-

3.1	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or the amount required to be paid by the assignee when the same become payable or in enforcing the performance or observance of any of the obligations of the Assignee;

3.2	any refusal by the Landlord to accept rent at a time when the Landlord believed that it was entitled (or would after the service of a notice under Section 146 Law of Property Act 1925 have been entitled) to re-enter the premises demised by the Lease;

3.3	any extension of time or other indulgence given by the Landlord to the Assignee;

3.5	any change in the constitution structure or powers of the Assignee the tenant or the Landlord or the liquidation receivership administration bankruptcy or insolvency (as the case may be) of the Tenant or the Assignee;

3.6	any limitation immunity disability or incapability of the Assignment (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside or in excess of the powers of the Assignee;

3.7	the avoidance under any enactment relating to bankruptcy or liquidation of any assurance security or payment or any release settlement or discharge which may have been given or made upon any such assurance security or payment;

3.8	any other act omission matter or thing whatsoever whereby but for this provision the Tenant would be exonerated either wholly or in part from its obligations hereunder (other than a release by deed given by the Landlord or the provisions of the Landlord and Tenant (Covenants) Act 1995.

EIGHTH SCHEDULE

A notional rent amounting to £2677.42 per annum payable quarterly in advance (representing 24.89 percent of the whole rental value of the Reception Area calculated at £7.75 per square foot for 1388 square feet) such notional rent to be increased as and from each Review Date by the percentage by which the Rent First Reserved may be increased at any Review Date (such percentage increase hereinafter being referred to as the

“Increase”) and if such Increase shall not have been ascertained by any Review Date then the notional rent at rate prior to the relevant Review Date shall be paid until the quarter date next following the date the Increase shall have been ascertained pursuant to clause 8 of this Lease and from the quarter date aforesaid at the rate of the notional rent increased by the Increase and the Tenant shall pay an amount equivalent to the increased notional rent aforesaid for the period from the Review Date until the quarter date next following the date of ascertainment of the Increase together with interest thereon at the base rate for the time being of National Westminster Bank Plc in connection with the notional rent.

THE COMMON SEAL of DIGITAL	)
EQUIPMENT CO.	)
LIMITED was hereunto affixed in the	)
presence of:-)

Director

Secretary

THE COMMON SEAL of LEARNING	)
TREE INTERNATIONAL LIMITED was hereunto affixed in the presence of:-	) )

Director

Secretary